Filed pursuant to Rule 424(b)(2)
Registration No. 333-239558

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.625% Senior Notes due 2025	$500,000,000.00	100%	$500,000,000.00	$64,900.00
4.875% Senior Notes due 2027	$750,000,000.00	100%	$750,000,000.00	$97,350.00
Total	$1,250,000,000.00		$1,250,000,000.00	$162,250.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 30, 2020)

$1,250,000,000

Apache Corporation

$500,000,000 4.625% Notes due 2025

$750,000,000 4.875% Notes due 2027

We are offering $500,000,000 aggregate principal amount of 4.625% notes due 2025, which we refer to as the “2025 Notes,” and $750,000,000 aggregate principal amount of 4.875% notes due 2027, which we refer to as the “2027 Notes.” Interest on the 2025 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. Interest on the 2027 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. The 2025 Notes will mature on November 15, 2025, and the 2027 Notes will mature on November 15, 2027. We may redeem some or all of each series of the notes at any time or from time to time at the redemption prices calculated as described in this prospectus supplement under “Description of Notes—Optional Redemption.” The notes do not have the benefit of any sinking fund.

The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in minimum denominations of $2,000 or integral multiples of $1,000. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Per 2025 Note	Total	Per 2027 Note	Total
Public offering price(1)	100.000%	$500,000,000	100.000%	$750,000,000
Underwriting discount	1.000%	$5,000,000	1.000%	$7,500,000
Proceeds, before expenses, to us	99.000%	$495,000,000	99.000%	$742,500,000

(1)	Plus accrued interest, if any, from August 17, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, societe anonyme, and Euroclear Bank SA/NV, on or about August 17, 2020.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	BMO Capital Markets	Scotiabank

Barclays	Citigroup	Mizuho Securities	MUFG

TD Securities	Truist Securities	Wells Fargo Securities	RBC Capital Markets

Co-Managers

Capital One Securities	Credit Suisse	Goldman Sachs & Co. LLC	HSBC
ING	SOCIETE GENERALE		Academy Securities

August 3, 2020

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of those documents. You should assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date the respective information was filed with the Securities and Exchange Commission, which we refer to as the “SEC.” Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the notes, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer in this prospectus supplement only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the information contained or incorporated in the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information contained or incorporated in the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

In this prospectus supplement, unless the context indicates otherwise, the terms “Apache,” “we,” “us,” “Company” and “our” refer to Apache Corporation and its subsidiaries.

Our name, logo, and other trademarks mentioned in this prospectus supplement are the property of their respective owners.

DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” in this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement or the accompanying prospectus or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on or after the date of this prospectus supplement and before the completion

S-ii

of this offering of notes will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. Some documents or information, such as that furnished under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.

Apache SEC Filings	Period or Date Filed
Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed on April 27, 2020)	Year ended December 31, 2019

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2020 and June 30, 2020

Current Reports on Form 8-K	March 4, 2020, April 2, 2020, May 18, 2020 and May 27, 2020

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or from the SEC through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

Telephone: (713) 296-6000

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Exchange Act.

These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “expect,” “anticipate,” “project,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plans,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” or the negative of these terms or similar terminology, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of performance. Actual events or results may differ materially because of conditions in our markets or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus supplement. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in this prospectus supplement and under “Forward-Looking Statements and Risk” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 (each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus) and similar sections in any subsequent filings that we incorporate by reference in this prospectus supplement and the accompanying prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those described in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

GLOSSARY OF OIL AND GAS TERMS

In this prospectus supplement, the following terms have the meanings specified below.

“bbl” or “bbls” means barrel or barrels of oil or natural gas liquids.

“bcf” means billion cubic feet of natural gas.

“boe” means barrel of oil equivalent, determined by using the ratio of one barrel of oil or NGLs to six Mcf of gas.

“Mcf” means thousand cubic feet of natural gas.

“MMbbls” means million barrels of oil or natural gas liquids.

“MMboe” means million boe.

“NGL” or “NGLs” means natural gas liquids, which are expressed in barrels.

“oil” includes crude oil and condensate.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement and “Forward-Looking Statements and Risk” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and similar sections in any subsequent Exchange Act reports that we incorporate by reference in this prospectus supplement and the accompanying prospectus for more information about important risks that you should consider before investing in the notes.

Apache Corporation

We are an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids (NGLs). Our upstream business currently has exploration and production operations in three geographic areas: the United States, Egypt, and offshore the United Kingdom in the North Sea. We also have exploration interests in Suriname and other international locations that may, over time, result in a reportable discoveries and development opportunities. Our midstream business is operated by Altus Midstream Company through its subsidiary Altus Midstream LP, which owns, develops, and operates a midstream energy asset network in the Permian Basin of West Texas.

The address of our principal executive offices is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, and our telephone number at this address is (713) 296-6000.

Recent Developments

Suriname Discoveries

In April 2020, Apache announced a significant oil discovery at the Sapakara West-1 well drilled offshore Suriname on Block 58. Sapakara West-1 was drilled to a depth of approximately 6,300 meters (20,700 feet) and successfully tested for the presence of hydrocarbons in multiple stacked targets in the upper Cretaceous-aged Campanian and Santonian intervals. This follows the January 2020 announcement of a discovery at the Maka Central-1 well, for which the Company submitted a plan of appraisal during the quarter. Apache holds a 50 percent working interest in Block 58.

In July 2020, Apache announced a major oil discovery at the Kwaskwasi-1 well drilled offshore Suriname on Block 58. Kwaskwasi-1 was drilled to a depth of approximately 6,645 meters (21,800 feet) and successfully tested for the presence of hydrocarbons in multiple stacked targets in the upper Cretaceous-aged Campanian and Santonian intervals. This is the third consecutive oil discovery offshore Suriname. The Company will drill a fourth exploration well in the block at the Keskesi prospect immediately following conclusion of operations at the Kwaskwasi-1 well, after which Apache will transition operatorship of the block to its partner Total S.A.

COVID-19

The global economy and the energy industry have been deeply impacted by the effects of the coronavirus disease 2019 (COVID-19) pandemic and related governmental actions. Uncertainty in the oil markets and the negative demand implications of the COVID-19 pandemic continue to impact oil supply and demand. As with previous changes in a volatile price environment, Apache has continued to respond quickly and decisively, taking the following actions:

•

Establishing and implementing a wide range of fit-for-purpose protocols and procedures to ensure a safe and productive work environment across the Company’s diversified global onshore and offshore operations.

•

Executing planned activity reductions on schedule and delivering upstream capital investment for the first half of 2020 of $658 million, a 45 percent reduction from the comparative prior-year period. This reduction included eliminating nearly all U.S. drilling and completion activity by May 2020 and reducing planned activity in Egypt and the North Sea.

•

Implementing an organizational redesign, which will achieve a combined overhead and lease operating expense cost savings of more than $300 million annually, with estimated cash savings, net of severance and restructuring costs, of $225 million in 2020.

•	Decreasing the Company’s dividend by 90 percent beginning in the first quarter of 2020, preserving approximately $340 million of cash flow on an annualized basis and strengthening liquidity.

•

Further protecting cash flows from downside price dislocation by entering into a substantial hedge position, primarily surrounding second-half 2020 production, as the Company believes there will be higher volatility risk during this period.

•

Conducting, on a continuous basis, thorough price sensitivity analyses and operational evaluations of producing wells across the Company’s portfolio that allows for a methodical and integrated approach to production shut-ins and curtailments with a focus on preserving cash flows in a distressed price environment and protecting the Company’s assets.

See “Risk Factors—The COVID-19 pandemic may adversely impact the Company’s business, including financial condition and results of operations, the global economy, and the demand for and prices of oil, natural gas, and NGLs. The unprecedented nature of the current situation makes it impractical for the Company to identify all potential risks or estimate the ultimate adverse impact on its business.”

Cash Tender Offers

On August 3, 2020, we commenced cash tender offers with respect to several series of our outstanding notes, with a maximum aggregate purchase price of $460 million (collectively, the “Tender Offers”). The Tender Offers are being made on the terms and subject to the conditions set forth in an offer to purchase, dated August 3, 2020, to the holders of the applicable series of existing notes. The Tender Offers will expire at 11:59 p.m., New York City time, on August 28, 2020, unless extended or earlier terminated by us. The Tender Offers are conditioned upon, among other things, the completion of one or more financing transactions sufficient to fund the consideration payable pursuant to the Tender Offers; however, the completion of this offering of notes is not conditioned upon the consummation of the Tender Offers. See “Use of Proceeds” and “Capitalization.” This prospectus supplement does not constitute an offer to purchase or a solicitation of an offer to sell the existing notes.

The Offering

Please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for more information about the notes.

Issuer	Apache Corporation

Notes Offered	$500,000,000 aggregate principal amount of 4.625% notes due 2025.

$750,000,000 aggregate principal amount of 4.875% notes due 2027.

Maturity	2025 Notes — November 15, 2025.

2027 Notes — November 15, 2027.

Interest Rate	2025 Notes — 4.625% per year.

2027 Notes — 4.875% per year.

Interest Payment Dates	2025 Notes – Interest on the 2025 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021.

2027 Notes – Interest on the 2027 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured obligations from time to time outstanding.

Optional Redemption	The notes of each series will be redeemable in whole or in part, at our option at any time, at the applicable redemption prices set forth under the heading “Description of Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes contains certain covenants, including limitations on liens.

Book-Entry Issuance, Denominations, Settlement and Clearance	We will issue the notes in fully registered form in minimum denominations of $2,000 or integral multiples of $1,000. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or “DTC.” You will hold beneficial interests in the notes through DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $1.234 billion after deducting the underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to purchase a portion of our outstanding senior indebtedness in the Tender Offers, to repay a portion of outstanding borrowings under our senior revolving credit facility, and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement. Affiliates of the underwriters may hold a portion of the senior indebtedness we purchase and may be lenders under our senior revolving credit facility, and therefore may receive proceeds from this offering. See “Underwriting—Other Relationships.”

Trustee	Wells Fargo Bank, National Association. The corporate trust office is located at 1 Independent Drive, Suite 620, Jacksonville, Florida 32202.

Closing and Delivery	We expect to deliver the notes on or about August 17, 2020.

Governing Law	State of New York.

Risk Factors	You should carefully consider the information set forth under “Risk Factors” in this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement before deciding whether to invest in the notes.

Summary Historical Consolidated Financial Data

The following information has been derived from our unaudited consolidated financial statements as of and for the six-month periods ended June 30, 2020 and 2019 and our audited consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2019, each of which is incorporated by reference in this prospectus supplement. The following information is only a summary and does not provide all of the information contained in our financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the related notes, contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, each of which is incorporated by reference in this prospectus supplement.

(in millions)	For the Year Ended December 31,			For the Six Months Ended June 30,
	2019	2018	2017	2020	2019
				(unaudited)
Statement of Consolidated Operations Information:
Revenues and Other:
Oil, natural gas, and natural gas liquids production revenues
Oil revenues	$5,230	$5,846	$4,598	$1,545	$2,707
Natural gas revenues	678	919	959	253	354
Natural gas liquids revenues	407	583	330	135	191

	6,315	7,348	5,887	1,933	3,252
Purchased oil and gas sales	176	357	248	163	42

Total revenues	6,491	7,705	6,135	2,096	3,294
Derivative instrument losses, net	(35)	(17)	(135)	(278)	(38)
Gain on divestitures, net	43	23	627	25	20
Other, net	54	53	50	32	(1)

	6,553	7,764	6,677	1,875	3,275

Operating Expenses:
Lease operating expenses	1,447	1,439	1,384	599	754
Gathering, processing and transmission	306	348	195	143	164
Purchased oil and gas costs	142	340	254	132	37
Taxes other than income	207	215	151	56	97
Exploration	805	503	549	129	164
General and administrative	406	431	395	162	225
Transaction, reorganization and separation	50	28	16	37	10
Depreciation, depletion and amortization:
Oil and gas property and equipment	2,512	2,265	2,136	918	1,169
Other assets	168	140	144	66	79
Asset retirement obligation accretion	107	108	130	54	53
Impairments	2,949	511	8	4,492	240
Financing costs, net	462	478	397	69	270

	9,561	6,806	5,759	6,857	3,262

(in millions)	For the Year Ended December 31,			For the Six Months Ended June 30,
	2019	2018	2017	2020	2019
				(unaudited)
Net Income (Loss) Before Income Taxes	(3,008)	958	918	(4,982)	13
Current income tax provision	660	894	595	62	373
Deferred income tax provision (benefit)	14	(222)	(1,180)	(44)	(42)

Net Income (Loss) Attributable to Common Stock	(3,682)	286	1,503	(5,000)	(318)
Net income (loss) attributable to noncontrolling interest - Egypt	167	245	199	(162)	87
Net income (loss) attributable to noncontrolling interest - Altus	(334)	1	—	(9)	(2)
Net income attributable to Altus Preferred Unit limited partners	38	—	—	37	4

Net Income (Loss) Attributable to Common Stock	$(3,553)	$40	$1,304	$(4,866)	$(407)

Summary Statement of Consolidated Cash Flows Information:
Net cash provided by operating activities	$2,867	$3,777	$2,428	$586	$1,454
Net cash used in investing activities	(3,446)	(3,944)	(1,416)	(917)	(1,832)
Net cash provided by (used in) financing activities	112	(787)	(721)	219	213

	December 31,		June 30, 2020
	2019	2018
			(unaudited)
Summary Balance Sheet Information:
Cash and cash equivalents	$247	$714	$135
Property and equipment, net	14,158	18,421	9,344
Total assets	18,107	21,582	12,999
Long-term debt(1)	8,555	8,093	8,523
Total Liabilities and equity	18,107	21,582	12,999

(1)

Includes approximately $565 million borrowed by Apache Corporation as of June 30, 2020 under its revolving credit facility and approximately $493 million and $396 million borrowed by Altus Midstream LP as of June 30, 2020 and December 31, 2019, respectively, under its revolving credit facility. Apache Corporation had no borrowings under its revolving credit facility as of December 31, 2018 and December 31, 2019, and Altus Midstream LP had no long-term debt as of December 31, 2018. Apache Corporation has a senior unsecured revolving credit facility for general corporate purposes that matures in March 2024, subject to Apache Corporation’s remaining one-year extension option. Apache Corporation’s facility is supported by commitments from a syndicate of banks aggregating $4.0 billion, which Apache Corporation can increase up to $5.0 billion by adding new lenders or obtaining the consent of any increasing existing lenders. This facility includes a letter of credit subfacility of up to $3.0 billion, of which $2.08 billion was committed as of June 30, 2020, when an aggregate £641 million in letters of credit were outstanding. Apache Corporation’s facility supports its $3.5 billion commercial paper program, which is subject to market availability; as of June 30, 2020, there was no commercial paper outstanding. An indirectly controlled subsidiary of Apache Corporation, Altus Midstream LP, has an independent senior unsecured revolving credit facility for general corporate purposes that matures in November 2023, subject to Altus Midstream LP’s two, one-year extension options. The Altus Midstream LP facility is supported by commitments from a syndicate of banks aggregating $800 million, which Altus Midstream LP can increase up to $1.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders; these commitments include a letter of credit subfacility of up to $100 million and a swingline loan subfacility of up to $100 million. No letters of credit were outstanding under this facility as of June 30, 2020. Altus Midstream LP’s credit facility is not guaranteed by Apache Corporation or any of its other subsidiaries.

Summary Reserve and Operating Data

The following table shows proved oil, NGL, and natural gas reserves as of December 31, 2019, based on an unweighted arithmetic average of commodity prices in effect on the first day of each month in 2019, held flat for the life of the production, except where future oil and gas sales are covered by physical contract terms. This table shows reserves on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a ratio of 6 Mcf to 1 bbl. This ratio is not reflective of the current price ratio between the two products.

	Reserves
	Oil (MMbbls)	NGL (MMbbls)	Natural Gas (Bcf)	Total (MMboe)
Proved Developed:
United States	278	159	946	595
Egypt(1)	103	1	434	176
North Sea	102	2	106	122

Total Proved Developed	483	162	1,486	893
Proved Undeveloped:
United States	47	23	115	89
Egypt(1)	11	—	25	15
North Sea	10	1	16	14

Total Proved Undeveloped	68	24	156	118

Total Proved	551	186	1,642	1,011

(1)	Includes total proved developed and total proved undeveloped reserves of 59 MMboe and 5 MMboe, respectively, attributable to a one-third noncontrolling interest in Egypt.

The following table describes, for the period set forth, oil, NGL, and natural gas production volumes for each of the countries where the Company has operations:

	Production
	Oil (MMbbls)	NGL (MMbbls)	Natural Gas (Bcf)
For the Year Ended December 31, 2019
United States	38.3	25.0	233.5
Egypt(1)	30.9	0.3	104.4
North Sea	18.2	0.6	19.9

Total	87.4	25.9	357.8

For the Six Months Ended June 30, 2019
United States	19.1	10.9	121.1
Egypt(1)	15.9	0.2	53.6
North Sea	9.5	0.3	9.7

Total	44.5	11.4	184.4

For the Six Months Ended June 30, 2020
United States	17.9	13.7	101.6
Egypt(1)	13.9	0.2	48.6
North Sea	9.3	0.4	10.9

Total	41.1	14.3	161.1

(1)	Includes production volumes attributable to a one-third noncontrolling interest in Egypt.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 for a discussion of risk factors that may affect our business. Realization of any of those or the following risks or adverse results from any matter listed under “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement or under “Forward-Looking Statements and Risk” in our Annual Report on Form 10-K for the year ended December 31, 2019 and similar sections in any subsequent Exchange Act reports that we incorporate by reference in this prospectus supplement and the accompanying prospectus could have a material adverse effect on our business, prospects, financial condition, cash flows, and results of operations. These risks could materially affect our ability to meet our obligations under the notes. As a result, you could lose all or part of your investment in and expected return on the notes. A prolonged impact of COVID-19 could also have the effect of heightening many of these risks.

Risks Related to the Business

The COVID-19 pandemic may adversely impact the Company’s business, including financial condition and results of operations, the global economy, and the demand for and prices of oil, natural gas, and NGLs. The unprecedented nature of the current situation makes it impractical for the Company to identify all potential risks or estimate the ultimate adverse impact on its business.

The global economy and the energy industry have been deeply impacted by the effects of the coronavirus disease 2019 (COVID-19) pandemic and related governmental actions. Uncertainty in the oil markets and the negative demand implications of the COVID-19 pandemic continue to impact oil supply and demand. The COVID-19 pandemic and its unprecedented consequences have amplified certain risks identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, including, without limitation, risks related to: the market prices of and supply and demand for oil, natural gas, NGLs, and other products or services; economic and competitive conditions; the availability of capital resources; the Company’s commodity hedging arrangements; production and reserve levels; capital expenditures and other contractual obligations; currency exchange rates; inflation rates; the availability of goods and services; legislative, regulatory, or policy changes; terrorism or cyberattacks; the occurrence of property acquisitions or divestitures; the impact of health and safety and other governmental regulations; deterioration of the political, economic, and social conditions in Egypt; the ability to access the capital markets; market-related risks; the Company’s ability to declare and pay dividends; and the Company’s exposure to customer, partner, and counterparty credit risk. Given the uncertainty regarding the duration and scope of the COVID-19 pandemic and its prolonged impact on the global economy and the energy industry, there can be no assurance that the pandemic will not materially and adversely affect the Company’s business, financial condition, cash flows, and results of operations in the future.

Risks Related to the Notes

The notes are structurally subordinated to the obligations of our subsidiaries, which may affect your ability to receive payments on the notes.

Each series of notes will be a direct obligation of Apache Corporation. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on the notes or, subject to any existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans, or other payments (as further described below). Our right to participate in any distribution of assets of any subsidiary is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the notes are effectively subordinated to the indebtedness and other obligations of our subsidiaries. As of

June 30, 2020, we had approximately $8.8 billion of indebtedness outstanding, none of which consisted of indebtedness of our subsidiaries except for approximately $493 million in outstanding borrowings by Altus Midstream LP under its revolving credit facility, which is unsecured and not guaranteed by Apache Corporation or any of its other subsidiaries. Altus Midstream LP is an indirectly controlled subsidiary of Apache. Our subsidiaries have obligations that are not considered indebtedness.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The notes initially will not be secured by any of our assets. To the extent the notes remain unsecured, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay unsecured creditors, including the holders of the notes, to the extent they remain unsecured. While we do not currently have any secured debt outstanding, the terms of our outstanding indebtedness may permit, and the terms of the notes may permit, us to incur a significant amount of secured debt.

The indenture contains limited covenants, and those covenants do not restrict the amount of indebtedness that we or our subsidiaries may incur.

The indenture contains limited covenants, and those covenants restricting our ability and our subsidiaries’ ability to incur certain indebtedness secured by liens contain important exceptions. Further, the indenture does not restrict our ability or that of our subsidiaries to incur additional indebtedness (including guarantees of indebtedness), conduct liability management or other transactions, require us to maintain any financial ratios or contain other provisions that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a take-over, recapitalization, or highly leveraged or similar transaction. See “Description of Debt Securities” in the accompanying prospectus. Accordingly, we could, in the future, enter into transactions that could increase the amount of our outstanding indebtedness including secured or guaranteed indebtedness to which the notes, to the extent unsecured, would be effectively subordinated, or otherwise adversely affect your position in our consolidated capital structure or our credit ratings.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to make interest and principal payments on the notes is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans, or advances and through repayment of loans or advances from us. Our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose.

Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

Each series of notes is a new issue of securities for which there is currently no established trading market. We do not intend to apply for the listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. While certain of the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may discontinue any market making activities at any time in their sole discretion and without notice. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

A downgrade in our credit rating could adversely affect the trading price of the notes.

The trading price for the notes may be affected by our credit rating. Credit ratings are continually revised. Any credit rating downgrade could adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.234 billion after deducting the underwriting discounts and estimated expenses of the offering payable by us.

We intend to use the net proceeds from this offering to purchase a portion of our outstanding senior indebtedness in the Tender Offers, to repay a portion of outstanding borrowings under our senior revolving credit facility, and for general corporate purposes. As of July 30, 2020, the outstanding balance under our revolving credit facility was $685 million and the weighted average interest rate accrued on such borrowings was approximately 1.625%. Affiliates of the underwriters may hold a portion of the senior indebtedness we purchase and may be lenders under our senior revolving credit facility, and therefore may receive proceeds from this offering. See “Underwriting—Other Relationships.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and consolidated capitalization as of June 30, 2020:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering.

You should read this table in conjunction with the section of this prospectus supplement entitled “Use of Proceeds” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2020
	Actual	As Adjusted
	(unaudited) (in millions)
Cash and cash equivalents(1)	$135	$1,369

Total debt (including current portion):
Existing notes and debentures(1)	7,721	7,721
Revolving credit facility(2)	1,058	1,058
Finance lease obligations	38	38
Notes offered hereby(3)	—	1,234

Total debt (including current portion)	8,817	10,051
Total deficit (4)	(636)	(636)

Total capitalization	$8,181	$9,415

(1)

As adjusted amounts do not reflect the use of the net proceeds of this offering to purchase a portion of our outstanding senior indebtedness in the Tender Offers or to repay a portion of outstanding borrowings under our senior revolving credit facility. See “Summary—Recent Developments—Cash Tender Offers” and “Use of Proceeds.”

(2)

Includes approximately $565 million borrowed by Apache Corporation under its revolving credit facility and approximately $493 million borrowed by Altus Midstream LP under its revolving credit facility. See “Summary – Summary Historical Consolidated Financial Data.” Altus Midstream LP’s credit facility is unsecured and is not guaranteed by Apache Corporation or any of its other subsidiaries.

(3)	As adjusted amount is the public offering price, net of the underwriting discount and estimated expenses of the offering payable by us.
(4)	As of June 30, 2020, total deficit includes approximately $999 million attributable to noncontrolling interests.

DESCRIPTION OF NOTES

This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description of Debt Securities” in the accompanying prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Debt Securities” in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

We will issue the notes under the senior indenture dated as of August 14, 2018, between us and Wells Fargo Bank, National Association, as trustee. Certain terms of the notes will be established pursuant to an officers’ certificate pursuant to the senior indenture. The following description and the description of our debt securities in the accompanying prospectus is a summary of the material provisions of the notes and the senior indenture. These descriptions do not restate the senior indenture in its entirety. We urge you to read the senior indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the senior indenture as an exhibit to the registration statement, which includes the accompanying prospectus.

The notes are “senior debt securities” as that term is used in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the senior indenture, we may discharge our obligations under the senior indenture with respect to the notes as described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Principal, Maturity and Interest

We are offering $500,000,000 initial aggregate principal amount of 4.625% notes due 2025, which we refer to as the “2025 Notes.” We are offering $750,000,000 initial aggregate principal amount of 4.875% notes due 2027, which we refer to as the “2027 Notes.” The 2025 Notes will mature on November 15, 2025, and the 2027 Notes will mature on November 15, 2027.

We may issue and sell additional notes of a given series in the future without the consent of the holders of the applicable series of notes. Any such additional notes, together with the outstanding notes of the applicable series, will constitute a single series of notes under the senior indenture, provided that unless such additional notes are fungible with the outstanding notes of such series for U.S. federal income tax purposes, such additional notes will be issued under a separate CUSIP number.

Interest on the 2025 Notes will accrue at the rate of 4.625% per year, and interest on the 2027 Notes will accrue at a rate of 4.875% per year. Interest on the 2025 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. Interest on the 2027 Notes will be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. We will make each interest payment to the person in whose name the notes are registered at the close of business on the immediately preceding May 1 or November 1, in the case of the 2025 Notes, or May 1 or November 1, in the case of the 2027 Notes, whether or not that day is a business day. “Business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation, or executive order to be closed.

Interest on the notes will accrue from August 17, 2020, or from the most recent interest payment date to which interest has been paid or duly provided for, and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, maturity date, or redemption date of the notes falls on a day that is not a business day, the related payment will be made on the next business day and, unless we default on the payment, no interest will accrue for the period from and after the interest payment date, maturity date, or redemption date.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured obligations from time to time outstanding.

Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Listing

We do not intend to list the notes on any securities exchange or automated quotation system.

Denominations

The notes will be issued in book-entry form without coupons only in minimum denominations of $2,000 or integral multiples of $1,000.

Optional Redemption

The notes of each series may be redeemed in whole at any time or in part from time to time, at our option. If the 2025 Notes are redeemed before the date that is three months prior to their maturity date (the “2025 Notes Par Call Date”) or if the 2027 Notes are redeemed before the date that is six months prior to their maturity date (the “2027 Notes Par Call Date”), the notes of the applicable series may be redeemed by us at a redemption price equal to the greater of:

•	100% of the principal amount of notes then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) that would have been due if the notes had matured on the 2025 Notes Par Call Date, in the case of the 2025 Notes, and the 2027 Notes Par Call Date, in the case of the 2027 Notes, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points in the case of the 2025 Notes and 50 basis points in the case of the 2027 Notes;

plus, in each case, accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

If the 2025 Notes are redeemed on or after the 2025 Notes Par Call Date or if the 2027 Notes are redeemed on or after the 2027 Notes Par Call Date, the notes of the applicable series may be redeemed at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Treasury rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day next preceding the date fixed for redemption (the “calculation date”).

“Comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed, calculated as if the maturity date of the 2025 Notes were the 2025 Notes Par Call Date and as if the maturity date of the 2027 Notes were the 2027 Notes Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes of the series to be redeemed.

“Comparable treasury price” means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means one of J.P. Morgan Securities LLC, BofA Securities, Inc., BMO Capital Markets Corp. or Scotia Capital (USA) Inc., or their respective successors, as specified by us, or, if those firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“Reference treasury dealer” means each of (1) J.P. Morgan Securities LLC, BofA Securities, Inc., BMO Capital Markets Corp. or Scotia Capital (USA) Inc., and their respective affiliates or successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any one other primary treasury dealer selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the calculation date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 10 and not more than 60 days prior to the date fixed for redemption. When notes are in the form of Global Notes, such notice will be sent pursuant to the applicable procedures of The Depository Trust Company, or the “Depositary.” Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the redemption date. If fewer than all of the notes of a series are to be redeemed, the trustee will select, not less than 10 nor more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method on a pro rata basis or, when the notes are in the form of Global Notes, based on the method as the Depositary may require. The redemption price will be calculated by the independent investment banker and we, the trustee, and any paying agent for the notes will be entitled to rely on such calculation.

Book-Entry; Delivery and Form

The notes will be issued in the form of one or more global notes, or the “Global Notes,” registered in the name of The Depository Trust Company or its nominee, as described below and under “Description of Debt Securities—Global Securities” in the accompanying prospectus. The Global Notes will be deposited upon issuance with the Depositary, and registered in the name of a nominee of the Depositary in the form of a global certificate. All interests in the Global Notes will be subject to the operations and procedures of the Depositary, Euroclear Bank SA/NV, or “Euroclear,” and Clearstream Banking, société anonyme, or “Clearstream, Luxembourg.” Beneficial interests in the Global Notes must be held in minimum denominations of $2,000 or integral multiples of $1,000.

The Depositary has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, the Depositary or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such Depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depositary, or participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through the Depositary if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as the Depositary, or its nominee, is the registered owner or holder of the notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the senior indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depositary’s procedures and with those provided for under the senior indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. None of us, the trustee, or any paying agent under the senior indenture governing the notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interest.

The Depositary has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in the Depositary will be effected in the ordinary way through the Depositary’s same-day funds system in accordance with the Depositary’s rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of the Depositary and with the procedures set forth in the senior indenture governing the notes.

The Depositary has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the Depositary’s interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if an event of default under the senior indenture governing the notes has occurred and is continuing, the Depositary will exchange the Global Notes for certificated securities, which it will distribute to its participants.

The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers, and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly, or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, and we refer to them as the “U.S. Depositaries.”

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream, Luxembourg holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies, and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through, or maintain a custodial relationship with, a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System, or the “Euroclear Operator,” in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to any series of notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations, or Euroclear Participants, and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies, and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a Global Note through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a Global Note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

Distributions of the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between Direct Participants in the Depositary, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a Direct Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of the Depositary. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a Direct Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the Depositary’s settlement date.

The information in this section concerning the Depositary, Euroclear, and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters, or the trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective Participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences of the ownership and disposition of the notes by an investor in the notes who buys them at original issuance for cash at the initial offering price. This summary is based upon U.S. federal income tax law as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or certain investors subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, broker-dealers, and tax-exempt organizations), persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes), persons subject to the alternative minimum tax, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, or U.S. holders that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations and does not discuss the 3.8% Medicare tax that may be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. This summary is limited to investors that will hold their notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). We are not seeking a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated here.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. An investor in notes that is a partnership, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

This discussion of material U.S. federal income tax considerations is provided for general information only and is not intended as tax advice to any particular investor. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of U.S. federal income or other tax laws (including estate and gift tax laws) to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Optional Redemption

In certain circumstances described under ‘‘Description of Notes—Optional Redemption,’’ we may make payments with respect to the notes in excess of stated interest and principal. We intend to take the position that the notes should not be treated as contingent payment debt instruments for U.S. federal income tax purposes because of the possibility of these additional payments. Assuming such position is respected, a holder of notes subject to U.S. federal income tax would be required to include in gross income the amount of any such additional payment at the time such payments are received or accrued in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. Our determination is binding on a holder, unless the holder explicitly discloses a contrary treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which notes were acquired. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof, or the District of Columbia, (iii) an estate the worldwide income of which is subject to U.S. federal income tax, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions, or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person. The term “U.S. holder” also includes certain former citizens and residents of the United States.

Interest income. Generally, stated interest on a note will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s regular method of accounting).

Sale, exchange, redemption, retirement, or other taxable disposition of the notes. Upon a sale, exchange, redemption, retirement, or other taxable disposition of notes, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid stated interest, which will be taxable as ordinary income (as described above under “—Interest income”) to the extent not previously included in gross income) and the U.S. holder’s adjusted tax basis in such notes. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the note for longer than one year at the time of disposition. For non-corporate U.S. holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is not a U.S. holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes). The term “non-U.S. holder” does not include an investor who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an investor is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, or other disposition of the notes.

Interest income. Subject to the discussions below concerning backup withholding and FATCA, under the “portfolio interest” exemption, payments of interest on the notes made to a non-U.S. holder will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with a United States trade or business of the non-U.S. holder (as discussed below) and provided further that (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. holder is not a “controlled foreign corporation” related, directly or indirectly, to us through stock ownership, and (iii) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed IRS Form W-8BEN or W-8BEN-E (or an appropriate substitute form), or (b) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business and that holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements described in the preceding clause (iii). If a non-U.S. holder holds notes through one of certain foreign intermediaries or partnerships, such non-U.S. holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described in clause (i), (ii) or (iii) above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides the payor or the payor’s agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from, or reduction in, withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is “effectively connected” with the conduct by such non-U.S. holder of a trade or business in the United States (as discussed in further detail below).

Sale, exchange, redemption, retirement, or other taxable disposition of the notes. Subject to the discussions below concerning backup withholding and FATCA, and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest income”, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, unless, in the case of gain, such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, where a treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States), in which case such non-U.S. holder will be subject to tax on a net income basis in the manner described below.

Income effectively connected with the conduct of a U.S. trade or business. If a non-U.S. holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange, redemption, retirement, or other taxable disposition of the notes is effectively connected with the conduct of such trade or business, the non-U.S. holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the non-U.S. holder were a U.S. holder. If the non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and the non-U.S. holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are “effectively connected” with a U.S. trade or business (and, if a treaty applies, that are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to the 30% withholding tax, provided that the non-U.S. holder claims an exemption from withholding. To claim an exemption from withholding based on the income being so “effectively connected”, the non-U.S. holder must certify its qualification, which can be done by providing a properly executed IRS Form W-8ECI (or appropriate substitute form). In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or reduced treaty rate) of its effectively connected earnings and profits, subject to certain adjustments. Any non-U.S. holder receiving interest on, or realizing gain from, the notes that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States is urged to consult its own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Information Reporting and Backup Withholding

U.S. holders. Payments of principal and interest on, and the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. holder is an exempt recipient (such as a corporation). Such payments also may be subject to U.S. federal backup withholding if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. holders. A non-U.S. holder generally will be required to comply with certain certification procedures to establish that the non-U.S. holder is not a United States person in order to avoid backup withholding with respect to payments of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In general, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be required to be reported to the IRS. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding will not apply to interest payments on the notes to a non-U.S. holder if the requirements described in clause (iii) of “Non-U.S. Holders—Interest income” above are satisfied with respect to the non-U.S. holder, unless the payor has actual knowledge or reason to know that the investor is a United States person.

FATCA Withholding

The Foreign Account Tax Compliance Act, or “FATCA,” imposes a 30% withholding tax on certain types of payments made to foreign financial institutions, or “FFIs,” and certain other non-U.S. entities, unless certain due diligence, reporting, withholding, and certification requirements are satisfied. As a general matter, FATCA imposes a 30% withholding tax on interest payments on a note, and (subject to the proposed United States Treasury regulations discussed below) payments of gross proceeds from the sale or other disposition of a note, that are made to an FFI or non-financial foreign entity unless (i) the foreign entity is an FFI that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of an FFI that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence, reporting, and other requirements of such an agreement, (ii) the foreign entity is not an FFI and either certifies that it does not have any “substantial” U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign entity qualifies for an exemption from these rules. In certain cases, a “substantial” U.S. owner can mean an owner of any interest in the foreign entity.

As noted above, withholding under FATCA can apply to payments of gross proceeds from the sale or other disposition of a note, in addition to interest payments. However, United States Treasury regulations have been proposed that would entirely eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed United States Treasury regulations until the promulgation of final United States Treasury regulations.

If withholding is required under FATCA on a payment related to a note, investors that otherwise would be exempt from withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available).

Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan, account or arrangement that is subject to the prohibited transaction provisions of Title I of ERISA and/or Section 4975 of the Code (including, but not limited to, qualified pension, profit-sharing and stock bonus plans, individual retirement accounts (IRAs), Keogh plans and other plans and arrangements described in Section 4975(e)(1) of the Code) and/or (ii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code) with respect to the Plan.

Any of the Company and the underwriters and certain of their respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to one or more Plans, and, accordingly, prohibited transactions may arise if the notes are purchased or held by or on behalf of any such Plan unless such purchase and holding satisfies the conditions of an available exemption from the prohibited transaction provisions, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the purchase and holding of the notes. These exemptions include, but are not necessarily limited to, certain transactions involving broker-dealers, reporting dealers and banks (prohibited transaction exemption 75-1), transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) are fiduciaries of the Plan who have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan receives, in connection with the transaction, no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code. It should be noted that even if the conditions specified in one or more of the prohibited transaction exemptions described above (or any other applicable administrative or statutory exemption) are met, the scope of the relief provided may or may not cover all acts associated with the purchase and holding of the notes that could be construed as prohibited transactions. Plan fiduciaries should consult their legal counsel concerning the application of these issues in connection with the purchase and holding of the notes.

ERISA and the Code also impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code, which we refer to as an ERISA Plan. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering the purchase and holding of the notes, consideration should be given to, among other things, (a) whether such purchase and holding are prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such purchase and holding, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether making such a purchase and holding will comply with the delegation of control and prohibited transaction provisions of ERISA and the Code. The person with investment discretion with respect to the assets of an ERISA Plan, which we refer to as a fiduciary, should determine whether the purchase and holding of the notes is authorized by the appropriate governing instrument and is a proper action for such plan.

Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) may not be subject to the prohibited transaction and fiduciary provisions of ERISA or the Code but may be subject to federal, state, local and other laws that are substantially similar to the prohibited transaction and fiduciary provisions of ERISA or Section 4975 of the Code (“Similar Laws”). Fiduciaries of any such plans should consult with their counsel before the purchase and holding of the notes.

Accordingly, by acceptance of the notes, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing summary is general in nature and is not intended to be complete or all inclusive, nor should it be construed as legal advice. The summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial rulings) as of the date of this offer. No assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized above. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. In addition, the foregoing summary assumes that the notes will constitute indebtedness as opposed to “equity interests” under the U.S. Department of Labor’s plan asset regulations or Similar Law. Although such characterization of the notes would appear appropriate, we can offer you no assurance that this will be the case.

Due to the complexity of these rules and the penalties and other liabilities that may be imposed upon persons involved in non-exempt prohibited transactions and breaches of fiduciary duties, it is particularly important that fiduciaries, or other persons considering the purchase and holding of the notes on behalf of any Plan or governmental, church or non-U.S. plan subject to Similar Laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such decision and whether an exemption would be applicable to the purchase and holding of the notes and whether applicable fiduciary requirements will be satisfied.

The sale or transfer of any notes to a Plan or a governmental plan, church plan or non-U.S. plan subject to Similar Laws will not constitute a representation by the Company or the underwriters that such transaction meets any relevant legal requirements relating to transactions by such Plans or governmental, church or non-U.S. plans generally or by any particular Plan or governmental, church or non-U.S. plan, or that such sale or transfer is appropriate for such Plans or governmental, church or non-U.S. plans generally or for any particular Plan or governmental, church or non-U.S. plans.

UNDERWRITING

J.P. Morgan Securities LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2027 Notes
J.P. Morgan Securities LLC	$99,997,000	$149,999,000
BofA Securities, Inc.	47,500,000	71,250,000
BMO Capital Markets Corp.	47,500,000	71,250,000
Scotia Capital (USA) Inc.	47,500,000	71,250,000
Barclays Capital Inc.	29,286,000	43,929,000
Citigroup Global Markets Inc.	29,286,000	43,929,000
Mizuho Securities USA LLC	29,286,000	43,929,000
MUFG Securities Americas Inc.	29,286,000	43,929,000
TD Securities (USA) LLC	29,286,000	43,929,000
Truist Securities, Inc.	29,286,000	43,929,000
Wells Fargo Securities, LLC	29,286,000	43,929,000
RBC Capital Markets, LLC	7,143,000	10,714,000
Capital One Securities, Inc.	7,143,000	10,714,000
Credit Suisse Securities (USA) LLC	7,143,000	10,714,000
Goldman Sachs & Co. LLC	7,143,000	10,714,000
HSBC Securities (USA) Inc.	7,143,000	10,714,000
ING Financial Markets LLC	7,143,000	10,714,000
SG Americas Securities, LLC	7,143,000	10,714,000
Academy Securities, Inc.	2,500,000	3,750,000

Total	$500,000,000	$750,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to, and accepted by, them, and subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.375% of the principal amount of the 2025 Notes and 0.375% of the principal amount of 2027 Notes. The underwriters may allow, and such other dealers may reallow, a concession not in excess of 0.250% of the principal amount of the 2025 Notes and 0.250% of the principal amount of the 2027 Notes. After the initial offering, the public offering price, concession, or any other term of the offering may be changed.

	Per 2025 Note	Total	Per 2027 Note	Total
Public offering price	100.000%	$500,000,000	100.000%	$750,000,000
Underwriting discount	1.000%	$5,000,000	1.000%	$7,500,000
Proceeds, before expenses, to us	99.000%	$495,000,000	99.000%	$742,500,000

The expenses of the offering, not including the underwriting discounts, are estimated at $3.0 million and are payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market- making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public trading market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions, and other factors.

Short Positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions, and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing, or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about August 17, 2020, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before their date of delivery hereunder should consult their own advisors.

Other Relationships

Certain of the underwriters or their affiliates may hold a portion of our senior indebtedness that we intend to purchase, and certain of the underwriters or their affiliates may be agents and/or lenders under our senior revolving credit facility. These underwriters or their affiliates will receive their respective share of any purchase by us of such outstanding senior indebtedness or repayment of amounts under our senior revolving credit facility with the proceeds of this offering.

Wells Fargo Securities, LLC is an affiliate of Wells Fargo Bank, National Association, the trustee under the indenture that will govern the notes offered hereby.

J.P. Morgan Securities LLC, BofA Securities, Inc. and BMO Capital Markets Corp. are serving as the dealer managers for the Tender Offers.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking services, and other commercial dealings in the ordinary course of business with us or our affiliates. Furthermore, they have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of the underwriters are lenders and/or agents under our syndicated credit facility for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the United Kingdom, those

Regulations or Directives as they form part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in United Kingdom domestic law, as appropriate.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (‘‘Regulation 32’’).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE SECURITIES

The validity of the securities we are offering will be passed upon for us by Bracewell LLP, Houston, Texas. Certain legal matters with respect to the securities offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Apache Corporation appearing in Apache Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Apache Corporation’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The information appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, regarding our total proved reserves was prepared by us and reviewed by Ryder Scott Company, L.P., petroleum engineers, as stated in their letter reports thereon included therein, and is incorporated by reference into this prospectus supplement in reliance upon the authority of such firm as experts in such matters.

PROSPECTUS

APACHE CORPORATION

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that Apache may offer. The particular terms of the securities that may be offered from time to time will be described in the prospectus supplement related to such offering. If indicated in an applicable prospectus supplement, the terms of the securities offered thereby may differ from the terms summarized below. Each prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

• common stock; • preferred stock; • depositary shares;	• purchase contracts; • purchase units; • warrants;	• senior debt securities; and/or • subordinated debt securities.

In this prospectus, “securities” collectively refers to the securities described above.

Apache’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “APA.”

We may sell securities to or through one or more underwriters, dealers, or agents, or directly to investors, on a continuous or delayed basis. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers, or agents involved in the sale of any securities and the specific manner in which such securities may be offered will be set forth in the prospectus supplement related to such offering.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Investing in Apache’s securities involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any of the securities described herein, please read “Risk Factors” on page 2 and “Cautionary Statement Regarding Forward-Looking Statements” on page i of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. The prospectus supplement related to a particular offering of our securities may discuss certain risks of investing in those securities. You should carefully consider all of these risk factors and risks before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2020

ABOUT THIS PROSPECTUS

You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date as may be specifically referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update, or change the information contained or incorporated by reference in this prospectus. Before investing in any of our securities, you should read both this prospectus and the applicable prospectus supplement related to such offering together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

In this prospectus, references to “Apache,” “we,” “us,” and “our” mean Apache Corporation and its consolidated subsidiaries, unless otherwise noted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward looking statements by terminology such as “expect,” “anticipate,” “project,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” or the negative of these terms or similar terminology, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of performance. Actual events or results may differ materially because of conditions in our markets or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and

i

“Forward-Looking Statements and Risk,” as applicable, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (each, incorporated by reference in this prospectus), and similar sections in any subsequent filings that we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those described in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference into this prospectus, are available to the public at the SEC’s internet site at http://www.sec.gov. General information about us, including our filings with the SEC, is available free of charge through our website at http://www.apachecorp.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020 (SEC File No. 001-04300);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 7, 2020 (SEC File No. 001-4300); and

•	Current Reports on Form 8-K filed on March 4, 2020, April 2, 2020, May 18, 2020, and May 27, 2020 (SEC File No. 001-04300).

As described above, each of these documents is available from the SEC’s web site, as well as through our website, http://www.apachecorp.com. Information on our website is not incorporated by reference in this prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered copies of this prospectus and any of the documents incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by written or oral request directed to:

ii

Apache Corporation

Attn: Corporate Secretary

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(713) 296-6000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Apache has not authorized anyone to provide you with different information.

Apache is not making an offer of the securities covered by this prospectus in any state where the offer is not permitted.

iii

APACHE CORPORATION

Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids. We currently have exploration and production operations in three geographic areas: the U.S., Egypt, and offshore the U.K. in the North Sea. We also have exploration interests in Suriname and other international locations that may, over time, result in reportable discoveries and development opportunities.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in our securities, you should consider carefully all of the risk factors described in our most recently filed Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other documents incorporated by reference into this prospectus or filed by us with the SEC after the date of this prospectus, as well as those risk factors that may be included in any applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

We currently have no plans for specific use of the net proceeds. We will specify the principal purposes for which the net proceeds from each offering will be used in the prospectus supplement related to such offering.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplement, summarize the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws that are incorporated by reference into the registration statement of which this prospectus forms a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

Under our certificate of incorporation, our authorized capital stock currently consists of 860,000,000 shares of common stock, $0.625 par value per share, and 10,000,000 shares of preferred stock, no par value. We will describe the specific terms of any common stock or preferred stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.

Common Stock

As of May 31, 2020, we had 377,454,965 shares of common stock issued and outstanding and approximately 14,483,418 shares of common stock reserved for issuance pursuant to various employee benefit plans (including treasury shares authorized for issuance under those plans). The number of shares of common stock issued and outstanding varies from time to time.

Voting

Each share of common stock entitles the holder thereof to one vote on all matters to be voted on by our stockholders. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any future holders of preferred stock, persons who hold more than 50 percent of the outstanding shares of common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

Dividends

If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. This dividend right, however, is subject to any preferential dividend rights we may grant to future holders of preferred stock.

Liquidation

If we dissolve, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold our preferred stock.

Other Rights and Restrictions

Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of holders of common stock to transfer their shares of common stock. Delaware law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, either when we are insolvent or when we would be rendered insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent as a result of such distribution, as the case may be. There are no sinking fund provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable, and any shares of common stock sold pursuant to this prospectus will be duly authorized, validly issued, fully paid, and non-assessable, when (i) we have taken all necessary action to approve the issuance of such shares of common stock, the terms of the offering thereof, and related matters and (ii) such common stock has been issued and delivered as contemplated by this prospectus and the applicable prospectus supplement and the applicable definitive purchase, underwriting, or similar agreement approved by the board of directors, upon payment (or delivery) of the consideration therefor, as provided for therein.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “APA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Preferred Stock

General

We have 10,000,000 shares of no par preferred stock authorized, of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). The remaining shares of preferred stock are undesignated.

Our certificate of incorporation authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.

Series A Preferred Stock

In December 1995, the Company declared a dividend of one right (a “Right”) for each 2.31 shares (adjusted for subsequent stock dividends and a two-for-one stock split) of Apache common stock outstanding on January 31, 1996. Each full Right entitled the registered holder to purchase from the Company one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights were originally scheduled to expire on January 31, 2006. Effective as of that date, the Rights were reset to one right per share of common stock and the expiration was extended to January 31, 2016.

On February 5, 2014, the Company’s board of directors voted to terminate the Company’s stockholder rights plan (the “Rights Agreement”). As a result of this decision, the board of directors approved an amendment to the Rights Agreement that had the effect of terminating the Rights. The amendment accelerated the expiration of the Company’s Rights from January 31, 2016, to the close of business on March 7, 2014, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired. As no shares of Series A Preferred Stock were issued pursuant to the Rights Agreement, the shares of Series A Preferred Stock previously reserved for issuance under the Rights Agreement remain authorized but unissued shares.

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our certificate of incorporation and the applicable certificate of designation (each, as filed with the SEC) because they, and not this description, define the rights of any holders of preferred stock. We have filed our certificate of incorporation as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share, and the offering price of the preferred stock;

•

the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution, or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•

whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other security, and, if convertible or exchangeable, the conversion or exchange price or prices, and any adjustment or other terms and conditions upon which the conversion or exchange shall be made;

•	any other rights, preferences, restrictions, limitations, or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the U.S. federal income tax considerations applicable to the preferred stock.

Subject to our certificate of incorporation and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights, and qualifications, limitations, or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then-outstanding preferred stock, if any.

Anti-Takeover Provisions of Apache’s Certificate of Incorporation and Bylaws and Applicable Law

Our certificate of incorporation and bylaws include provisions, summarized below, that may have the effect of delaying, deferring, or preventing a takeover of Apache. Please refer to our certificate of incorporation and bylaws that are incorporated by reference into the registration statement that includes this prospectus. You may obtain copies at no charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

The provisions of Delaware law described below also may have an anti-takeover effect.

Apache’s Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay, defer, prevent, or otherwise discourage transactions involving an actual or potential change in control of us or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or that stockholders might otherwise deem to be in their best interests. Among other things, the certificate of incorporation and bylaws provide that:

•

newly-created directorships resulting from an increase in the number of directors and any vacancy on our board of directors may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders);

•

stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and be stockholders of record entitled to vote at such meeting on the date of the giving of such notice, and also specify requirements as to the form and content of a stockholder’s notice;

•	stockholders may not act by written consent in lieu of a duly called annual or special meeting of stockholders;

•	no stockholder shall have cumulative voting rights for the election of directors;

•

the affirmative vote of 80% of our outstanding voting stock is required to (i) adopt any agreement for the merger or consolidation of us with or into any other corporation which is the beneficial owner of more than 5% of our outstanding voting stock and (ii) authorize any sale or lease of all or any substantial part of our assets to any beneficial holder of 5% or more of our outstanding voting stock;

•

any tender offer made by a beneficial owner of more than 5% of our outstanding voting stock in connection with any (i) plan of merger, consolidation, or reorganization, (ii) sale or lease of substantially all of our assets, or (iii) issuance of equity securities to the 5% stockholder must provide at least as favorable terms to each holder of common stock (other than the stockholder making the tender offer) as the most favorable terms granted by such stockholder pursuant to such offer; and

•

we may not acquire any voting stock from the beneficial owner of more than 5% of our outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of our outstanding voting stock on the same price, terms, and conditions, acquisitions in compliance with Rule 10b-18 under the Exchange Act, and acquisitions at a price not exceeding the market value per share.

In addition, as a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits us, subject to certain exceptions described below, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,

in each case, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions. The forms of the applicable deposit agreement and depositary receipt will be incorporated by reference as an exhibit to the registration statement that includes this prospectus before we issue any depositary shares.

This summary of depositary agreements, depositary shares, and depositary receipts relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to all the rights, preferences, and privileges of the preferred stock, including dividend, voting, redemption, conversion, and liquidation rights, if any, and all the limitations of the preferred stock. We will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share of preferred stock held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive engraved depositary receipts, if any, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for such definitive depositary receipts.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless otherwise indicated in the prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts, and, if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold, subject to any obligations of the record holders to file proofs, certificates, and other information and to pay any taxes or other governmental charges. Unless otherwise indicated in the prospectus supplement, the relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock. In the case of any non-cash distribution, we may determine that the distribution cannot be made proportionately or the depositary may determine that it may not be feasible to make the distribution. If so, the depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution, or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption of Depositary Shares

If the shares of preferred stock that underlie the depositary shares are redeemable and we redeem the preferred stock, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders must surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice about any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the preferred stock represented by the depositary shares in accordance with these instructions. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

If a holder of depositary receipts surrenders those depositary receipts at the corporate office (as defined in the deposit agreement) of the depositary, or any other office as the depositary may designate, and pays any taxes, charges, or fees, that holder is entitled to delivery at the corporate office of certificates evidencing the number of shares of preferred stock, but only in whole shares, and any money and other property represented by those depositary receipts. If the depositary receipts we deliver evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to us at the same time a new depositary receipt evidencing that excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. We do not expect that there will be any public trading market for the shares of preferred stock except those represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. If, however, an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. Subject to any conditions in the deposit agreement or applicable law, no amendment, however, can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

Unless otherwise specified in the applicable prospectus supplement, the deposit agreement may be terminated by us or by the depositary if there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution, or winding up of Apache and that distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. Holders of depositary shares, however, will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement. If these charges have not been paid by a holder of depositary receipts, the depositary may refuse to transfer depositary shares to such holder, withhold dividends and distributions from such holder, and sell the depositary shares evidenced by such holder’s depositary receipt.

Resignation and Removal of Depositary

The depositary may submit notice of resignation at any time, or we may remove the depositary at any time. However, no resignation or removal will take effect until we appoint a successor depositary and such successor depositary accepts such appointment, which must occur within 60 days after delivery of the notice of resignation or removal. Subject to the terms of the applicable deposit agreement, the successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports, and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither the depositary nor we will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Each of Apache and the depositary will be obligated to use its best judgment and to act in good faith in performing its duties under the deposit agreement. Each of Apache and the depositary will be liable only for gross negligence and willful misconduct in performing its duties under the deposit agreement. They will not be obligated to appear in, prosecute, or defend any legal proceeding with respect to any depositary receipts, depositary shares, or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. We and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. We and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

Title

We, each depositary, and any agent of Apache or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

DESCRIPTION OF DEBT SECURITIES

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that we may offer under this prospectus and the related trust indentures. We will issue the senior debt securities under a senior indenture, dated as of August 14, 2018, between us and Wells Fargo Bank, National Association, as trustee. We will issue the subordinated debt securities under a subordinated indenture to be executed in the future by us and Wells Fargo Bank, National Association, or another entity, as trustee. The senior indenture and the subordinated indenture are together referred to in this section as the “indentures.” The terms of the debt securities will include those stated in the indentures (including any supplemental indentures that specify the terms of a particular series of debt securities) as well as those made part of the indentures by reference to the Trust Indenture Act of 1939, as in effect on the date of the applicable indenture. The indentures will be subject to and governed by the terms of the Trust Indenture Act of 1939. The senior debt securities and the subordinated debt securities are together referred to in this section as the “debt securities.” Wells Fargo Bank, National Association, or any successor, or any other entity with which we execute an indenture, in its capacity as trustee under either or both of the indentures, is referred to as the “trustee” for purposes of this section. The indentures contain and the debt securities, when issued, will contain additional important terms and provisions. The senior indenture is, and prior to their issuance any senior debt securities will be, filed as exhibits to the registration statement that includes this prospectus. Prior to the issuance of any subordinated debt securities, the subordinated indenture and such subordinated debt securities will be filed as exhibits to the registration statement that includes this prospectus. We encourage you to read the indentures, because they, and not this description, control your rights as holders of the debt securities.

This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. The applicable prospectus supplement will set forth the particular terms of any series of debt securities that we may offer. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

Neither indenture limits the amount of debt securities we may issue under it, and each provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. We also may issue debt securities pursuant to the indentures in transactions exempt from the registration requirements of the Securities Act. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

Other than as described below under “The Senior Indenture Limits Our Ability to Incur Liens” and as may be described in the applicable prospectus supplement, the indentures do not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization, or highly leveraged or similar transaction. Nothing in the indentures or the debt securities will in any way limit the amount of indebtedness or securities that we or our subsidiaries, as defined in the indentures, may incur or issue.

General

We may issue the debt securities in one or more series, with the same or various maturities, at par or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the amounts, prices, and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	the designation, aggregate principal amount, and authorized denominations of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date on which the principal of the debt securities will be payable;

•	whether the debt securities will be issued as registered securities, bearer securities, or a combination of the two;

•

whether the debt securities will be issued in the form of one or more global securities, whether such global securities will be issued in a temporary global form or permanent global form, and the identity of the depositary for the global debt securities if other than The Depository Trust Company;

•

the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable, and any special U.S. federal income tax or other considerations;

•

if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•

the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula, or otherwise;

•	the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

•

if other than the corporate trust office of the trustee, the place or places where amounts due on the debt securities will be payable and the method of such payment, if by wire transfer, mail, or other means, where the debt securities may be surrendered for registration of transfer and exchange, and where notices and demands to or upon us in respect of the debt securities may be served;

•

a description of any provisions providing for redemption, exchange, or conversion of the debt securities at our option, a holder’s option, or otherwise, and the terms and provisions of such a redemption, exchange, or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	sinking fund terms;

•	any modifications or additions to, or deletions of, any of the events of default or covenants of Apache with respect to the debt securities that are described in this section;

•

if either or both of the sections of the applicable indenture relating to defeasance and covenant defeasance are not applicable to the debt securities or if any covenants in addition to or other than those specified in the applicable indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indentures relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	any listing of the debt securities on any securities exchange; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time and, unless we specify otherwise in the applicable prospectus supplement, a series of debt securities may be reopened for additional issuances of debt securities of that series or to establish additional terms of that series.

If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms, and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

The terms, if any, on which the debt securities of any series are convertible into or exchangeable for shares of common stock, shares of preferred stock, or other securities, whether or not issued by us, property, or cash, or a combination of any of the foregoing, will be set out in the accompanying prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property, or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the accompanying prospectus supplement.

Ranking

Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

Our obligation to pay the principal of, and any premium and interest on, any subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all of our senior indebtedness to the extent provided in the subordinated indenture and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Upon any payment or distribution of our assets or securities to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership, or similar proceedings in connection with any insolvency or bankruptcy proceeding of Apache, the holders of senior indebtedness will first be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness resulting in the acceleration of its maturity or if any judicial proceeding is pending with respect to any default.

“Indebtedness,” for purposes of the subordinated indenture, means any obligation created or assumed by any person for the repayment of money borrowed, any purchase money obligation created or assumed by such person, and any guarantee of the foregoing.

“Senior indebtedness,” for purposes of the subordinated indenture, means all indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed, or incurred, except our obligations under the subordinated debt securities, indebtedness ranking equally with the subordinated debt securities, or indebtedness ranking junior to the subordinated debt securities.

“Indebtedness ranking equally with the subordinated debt securities,” for purposes of the subordinated indenture, means indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed, or incurred, to the extent the indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation, or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking equally with the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking equally with the subordinated debt securities.

“Indebtedness ranking junior to the subordinated debt securities,” for purposes of the subordinated indenture, means any indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed, or incurred, to the extent the indebtedness by its terms ranks junior to and not equally with or prior to:

•	the subordinated debt securities; and

•	any other indebtedness ranking equally with the subordinated debt securities in right of payment upon the happening of the dissolution, winding-up, liquidation, or reorganization of Apache.

The securing of any indebtedness otherwise constituting indebtedness ranking junior to the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking junior to the subordinated debt securities.

Dividends and other distributions to us from our various subsidiaries may be subject to statutory, contractual, and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of our creditors to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and the special considerations that apply to any series in the applicable prospectus supplement.

Redemption and Repurchase

The debt securities may be redeemable at our option, or may be subject to mandatory redemption by us, as required by a sinking fund or otherwise. In addition, the debt securities may be subject to repurchase or repayment by us, at the option of the holders. The applicable prospectus supplement will describe the terms, the times, and the prices regarding any optional or mandatory redemption by us or any repurchase or repayment at the option of the holders of any series of debt securities.

Exchange, Registration, and Transfer

Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for each indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•

issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of sending of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States or by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the City of Minneapolis, Minnesota.

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. At our option, however, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in the City of Minneapolis, Minnesota, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•

as our paying agent in the City of Minneapolis, Minnesota, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•

a paying agent in the City of Minneapolis, Minnesota, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

If, however, the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange, or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London, Luxembourg, or any other required city located outside the United States for those debt securities.

All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

To the extent not described below, we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent, nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

The Senior Indenture Limits Our Ability to Incur Liens

Unless we specify otherwise in the applicable prospectus supplement, the senior indenture provides that neither Apache nor any of its subsidiaries may issue, assume, or guarantee any notes, bonds, debentures, or other similar evidences of indebtedness for money borrowed that are secured by a mortgage, lien, pledge, security interest, or other encumbrance—defined in the senior indenture as “liens”—upon any of its principal property without providing that any and all senior debt securities then or thereafter outstanding shall be secured by a lien equally and ratably with any and all other obligations by the lien. Under the senior indenture, principal property is a property interest in any (i) oil, gas, or other liquid or gaseous hydrocarbon or (ii) natural gas, natural gas liquid, or crude oil pipeline, distribution system, gathering system, storage facility, or processing plant, and in either case, owned by us or our subsidiaries, located in the United States or offshore the United States, and the gross book value (without deduction of any depreciation or depletion reserves) of which exceeds 5 percent of our consolidated net tangible assets (as defined in the senior indenture), other than any such property that our board of directors declares is not material to the business of us and our subsidiaries as an entirety.

The restrictions on liens will not, however, apply to:

•	liens existing on the date of the senior indenture or provided for under the terms of agreements existing on the date thereof;

•

liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling, or developing any of our or our subsidiaries’ properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving, or repairing any such property or assets, or improvements used in connection with such property, or securing indebtedness incurred to provide funds therefor;

•	liens securing only indebtedness owed by one of our subsidiaries to us and/or to one or more of our other subsidiaries;

•	liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

•

liens on any property to secure indebtedness incurred in connection with the construction, installation, or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing, indebtedness issued or guaranteed by the United States, any state, or any department, agency, or instrumentality of either, indebtedness issued to or guaranteed by a foreign government, any state, or any department, agency, or instrumentality of either, or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp., and the Multilateral Investment Guarantee Agency;

•	any extension, renewal, or replacement or successive extensions, renewals, or replacements of any lien referred to in the foregoing clauses that existed on the date of the senior indenture;

•	other “ordinary course liens,” as defined in the senior indenture, incurred in the ordinary course of our business; or

•	liens which secure “limited recourse indebtedness,” as defined in the senior indenture.

Notwithstanding the limitations on liens described above, we and any one or more of our subsidiaries may issue, assume, or guarantee, without regard to the limitations described above, indebtedness secured by liens on assets in any aggregate principal amount which, together with the aggregate outstanding principal amount of all our other indebtedness and indebtedness of any of our subsidiaries so secured (excluding indebtedness secured by the permitted liens described above), does not at the time such indebtedness is incurred exceed 15 percent of our consolidated net tangible assets.

In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

•

the sale, granting of liens with respect to, or other transfer of crude oil, natural gas, or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will receive as a result of the transfer a specified amount of money or such crude oil, natural gas, or other petroleum hydrocarbons;

•	the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale, or similar interest; and

•

the granting of liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the U.S. government, any foreign government, any international finance agency, or any state, any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance, or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

Each Indenture Includes Events of Default

Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an “event of default” under each indenture with respect to the debt securities of any series issued under that indenture:

•	if we fail to pay any interest on any debt security of that series when due and the failure continues for 30 days;

•	if we fail to pay principal of or any premium on the debt securities of that series when due and payable;

•

if we fail to perform or we breach any of our other covenants or warranties in the applicable indenture or in the debt securities of that series—other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series—and that breach or failure continues for 60 days after written notice as provided in the applicable indenture;

•	specified events of voluntary or involuntary bankruptcy, insolvency, or reorganization involving us or any of our subsidiaries; or

•	any other event of default provided with respect to the debt securities of that series.

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to events of bankruptcy, insolvency, or reorganization, occurs and is continuing, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money due has been obtained by the trustee, and subject to applicable law and other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under some circumstances, rescind and annul such acceleration. If an event of default occurs pertaining to events of bankruptcy, insolvency, or reorganization, the principal amount and accrued interest—or a lesser amount as provided for in the debt securities of that series—shall be immediately due and payable without any declaration or other act by the trustee or any holder.

Within 90 days after the occurrence of any default under an indenture with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the default of which it is aware to the holders of the debt securities of that series unless the default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee, or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and other provisions of each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Discharge, Defeasance, and Covenant Defeasance

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

Unless we specify otherwise in the applicable prospectus supplement, we may elect:

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “legal defeasance;” or

•

with respect to any senior debt securities, to be released from our obligations under the covenants described above in “The Senior Indenture Limits Our Ability to Incur Liens” or, with respect to any debt securities, any other covenant obligation as may be provided for under Section 301 of the applicable indenture and specified in the applicable prospectus supplement, which we refer to as “covenant defeasance.”

In the case of discharge of our obligations or legal defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost, or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

To elect either legal defeasance or covenant defeasance, we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

•

the applicable defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of the trust and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of the establishment of the trust; and

•

we have delivered to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

Each of the indentures deems a foreign currency to be any currency, currency unit, or composite currency issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

Each of the indentures defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

•

direct obligations of the United States or the government or the governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•

obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election based on the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt securities that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. We would remain liable, however, for payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Under each indenture, we are required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or event that after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

We and the trustee may, without the consent of holders, modify provisions of each indenture for specified purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. We and the trustee may modify other provisions of each indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification, except that the provisions of the indentures, however, may not be modified without the consent of the holder of each debt security affected thereby if the modification would:

•	change the stated maturity of the principal of, or any premium or installment of interest on, any debt security issued under that indenture;

•	reduce the principal amount of, or rate of interest or any premium on, any debt security issued under that indenture;

•	change the currency in which any debt security issued under that indenture or interest or any premium on that debt security is payable;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange, or conversion, if applicable, on or after the redemption, exchange, or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under that indenture in order to take specified actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by that indenture; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of the holders of all debt securities of that series, waive our compliance with specified restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Consolidation, Merger, and Sale of Assets

We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer, or lease our properties and assets as an entirety or substantially as an entirety to, any person that is a corporation or limited liability company organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia. We may also permit any of those persons to consolidate with or merge into us or convey, transfer, or lease its properties and assets substantially as an entirety to us, as long as:

•	any successor person assumes our obligations on the debt securities;

•	no event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction; and

•	other conditions are met.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS AND UNITS

We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The common stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as “common stock purchase units,” consisting of a common stock purchase contract and, as security for the holder’s obligations to purchase the common stock under the contracts, the following:

•	our senior debt securities or subordinated debt securities;

•	our preferred stock;

•	debt obligations of third parties, including U.S. Treasury securities;

•	any other security described in the applicable prospectus supplement; or

•	any combination of the foregoing.

The common stock purchase contracts may require us to make periodic payments to the holders of the common stock purchase units or vice versa, which payments may be unsecured or prefunded on some basis. Such payments may also be deferred to the extent set forth in the applicable prospectus supplement. The common stock purchase contracts may require holders thereof to secure their obligations thereunder in a specified manner to be described in the applicable prospectus supplement, and in some circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing such holder’s obligations under the original contract. The common stock purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued or at settlement. Our obligation to settle any prepaid securities on the relevant settlement date may constitute indebtedness.

The applicable prospectus supplement will describe the terms of any common stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements, and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of common stock or preferred stock from time to time. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, to be selected at the time of issue, as warrant agent. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. The applicable prospectus supplement will include a description of the material provisions of the applicable warrant agreement and will describe the designation and terms of the warrants to be issued, including, without limitation, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants will be payable;

•	the designation and terms of the shares of common stock or preferred stock purchasable upon exercise of the warrants;

•	the number of shares of common stock or preferred stock purchasable upon exercise of one warrant;

•	the price at which, and the currency or currencies in which, the shares of common stock or preferred stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of any related securities with which the warrants are issued, and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and any related offered securities will be separately transferable;

•	the provisions for changes to or adjustments in the exercise price of the warrants;

•	the anti-dilution provisions of the warrants, if any;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures, conditions, and limitations relating to the exchange and exercise of such warrants.

The foregoing statements with respect to the warrants are summaries of, and subject to, the detailed provisions of the applicable warrant agreement.

Holders of warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

PLAN OF DISTRIBUTION

We may sell offered securities in any one or more of the following ways from time to time:

•	to or through agents;

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or a single purchaser, including our affiliates; or

•	through a combination of any of the foregoing.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers, or agents and the respective amount of the offered securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers;

•	any securities exchange on which such offered securities may be listed; and

•	any other information we think is important.

We may sell offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act. Direct sales may be arranged by one or more securities broker-dealers or other financial intermediaries.

Any initial public offering price, discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may vary or be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

Offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters in connection with sales of the offered securities. The offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the offered securities of a series if they purchase any of such offered securities.

We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

Underwriters, dealers, and agents participating in a sale of offered securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Offered securities may also be sold to or through one or more underwriters or agents in at-the-market offerings, pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then-prevailing market prices for our common stock. Pursuant to the terms of a distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with an offering, the underwriters or other agents may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain, or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. The agents are not required to engage in any of these activities and, if such activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers, and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters, or dealers may be required to make.

We may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of the use by us of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

Underwriters, dealers, agents, and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Other than our common stock, and unless otherwise specified in the applicable prospectus supplement, each class or series of securities offered by this prospectus and the applicable prospectus supplement will be a new issue of securities with no established trading market. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock that is currently listed and traded on the Nasdaq Global Select Market. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

INVESTMENT IN APACHE CORPORATION BY EMPLOYEE BENEFIT PLANS

An investment in our securities by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code (the “Code”), and provisions under any federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax deferred annuities and individual retirement accounts (“IRAs”) or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts, and arrangements. Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws. Incident to making an investment in our securities, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of ERISA, the Code, and/or Similar Laws, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and Section 4975 of the Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that, with respect to the plan or such other arrangement, are “parties in interest” under ERISA or “disqualified persons” under the Code, unless an exemption is available under an applicable statutory or administrative exemption. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an employee benefit plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

In addition to considering, among other things, whether the purchase or holding of our securities is a prohibited transaction, a fiduciary of an employee benefits plan should consider whether the plan will, by investing in our securities, be deemed to own an undivided interest in our assets, with the result that we would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, as well as the prohibited transaction rules of the Code, ERISA, and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by the employee benefit plan or other arrangements described above are publicly offered securities (i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable, and registered under certain provisions of the federal securities laws);

•

the entity is an “operating company,” (i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority owned subsidiary or subsidiaries); or

•

there is no significant investment by benefit plan investors, which is defined to mean that less than 25 percent of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs, and other employee benefit plans or arrangements that are subject to ERISA or Section 4975 of the Code.

If any purchaser of our securities being offered pursuant to this prospectus or any subsequent transferee of such securities is using “plan assets” to acquire or hold our securities, such purchaser or subsequent transferee will be deemed to represent that:

(i)

neither we nor any underwriter or any of our or their respective affiliates (the “Securities Parties”) has acted as the plan’s fiduciary or has provided or been relied upon to provide or will provide any advice with respect to the plan’s decision to acquire, hold, sell, exchange, vote, or provide any consent with respect to our securities and none of the Securities Parties shall at any time be relied upon as the plan’s fiduciary with respect to any decision to acquire, continue to hold, or transfer our securities; and

(ii)

the decision to invest in our securities has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21, as amended from time to time (the “Fiduciary Rule”), who:

(a)	is independent of each Securities Party;

(b)	is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule);

(c)

is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser’s or transferee’s investment in our securities and is responsible for exercising independent judgment in evaluating the investment in our securities;

(d)	is either:

(1)

a bank, as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency;

(2)	an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring, or disposing of assets of a plan;

(3)

an investment adviser registered under the Advisers Act or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business;

(4)	a broker-dealer registered under the Exchange Act; and/or

(5)

an Independent Fiduciary that holds or has under management or control total assets of at least $50 million and will at all times that such purchaser or transferee holds our securities hold or have under management or control total assets of at least $50 million; and

(e)	is aware of and acknowledges:

(1)

that none of the Securities Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity and that no such entity has given investment advice or otherwise made a recommendation in connection with the plan’s acquisition of our securities; and

(2)	the existence and nature of the Securities Parties’ financial interests in the plan’s acquisition of our securities.

Plan fiduciaries contemplating a purchase of our securities should consult with their own counsel regarding the consequences under ERISA, the Code, and other applicable Similar Laws in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions or other violations under ERISA, the Code, and other applicable Similar Laws.

The foregoing discussion is general in nature, is not intended to be all-inclusive, shall not be construed as legal advice, and is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus, and no assurance can be given that future legislation, court decisions, regulations, rulings, or pronouncements will not significantly modify any requirements summarized above. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon for us by Hunton Andrews Kurth LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The information appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and incorporated by reference into this prospectus regarding our total proved reserves was prepared by Apache and reviewed by Ryder Scott Company, L.P., Petroleum Consultants, as stated in their letter reports thereon included therein, and is incorporated by reference in reliance upon the authority of said firm as experts in such matters.